UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2016

ENTERTAINMENT GAMING ASIA INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Unit C1, Ground Floor, Koon Wah Building No. 2 Yuen Shun Circuit Yuen Chau Kok, Shatin New Territories, Hong Kong
(Address of principal executive offices)

+ 852-3147 6600
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 13, 2015, Entertainment Gaming Asia Inc. (the “Company”), via its wholly-owned subsidiary, Elixir Gaming Technologies (Hong Kong) Limited (“EGT-HK”), a Hong Kong company, entered into a new employment agreement (“Executive Employment Agreement”) with Mr. Clarence Chung. Under the Executive Employment Agreement, Mr. Chung shall continue to act as the Executive Chairman and CEO of the Company and perform his service principally within and in relation to Asia with effect from January 1, 2015.

According to the terms of the Executive Employment Agreement, Mr. Chung is entitled to a fixed salary in the amount of $1 per year and additional incentive remuneration, payable in cash, to be determined annually by the compensation committee of the board of directors of the Company within four months following the end of each year. The determination of the additional incentive remuneration shall be subject to the compensation committee’s discretion. On April 30, 2016, the compensation committee determined that the amount of additional incentive remuneration to Mr. Chung for the year 2015 shall be $100,000 payable in cash. No option was granted to Mr. Chung for the year 2015. Mr. Chung’s total compensation for fiscal 2015 was $100,001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT GAMING ASIA INC.

Dated: May 4, 2016	/s/ Clarence Chung
Clarence (Yuk Man) Chung
Chief Executive Officer